AMENDMENT TO FACTORING AND SECURITY AGREEMENT

This Amendment to Factoring and Security Agreement dated December 20, 2007 is made by and between THERMO CREDIT LLC (hereinafter referred to as the “Purchaser”) and CORDIA CORPORATION (“Seller”), who hereby agree as follows:

WHEREAS, Purchaser and Seller entered into a Factoring and Security Agreement (hereinafter the “Agreement”) dated as of September 21, 2007 (all capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement);

WHEREAS, the Purchaser and Seller desire to amend the Agreement to increase the amount of the Purchase Commitment contained in the Term Sheet;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Seller and Purchaser hereby mutually enter into this Amendment to the Agreement as follows:

1.

The Purchase Commitment reflected on Schedule 1 is hereby amended to be:  “Five Million Dollars ($5,000,000.00).”

2.

The Seller hereby certifies that all of the representations and warranties contained in the Agreement are true and correct as of the date thereof; that the Seller is not in default under the Agreement; no event of default has occurred and is continuing; that Seller has not breached any covenant contained in the Agreement; that the Agreement is in full force and effect as of the date hereof.

3.

Simultaneous with Seller’s execution of the Agreement, Seller will pay to Purchaser a $12,500.00 (2.50% of increased commitment) Commitment Fee on the increased amount of the Purchase Commitment in accordance with Section 4.5 of the Agreement, such amount being deducted in 3 installments--the first in the amount of one percent (1.0%) of the increase in the Purchase Commitment  at the time of the first Purchase subsequent to this Amendment, the second in the amount of three quarters of a percent (.75%) of the increase in the Purchase Commitment on the first anniversary of the Agreement and the third in the amount of three quarters of a percent (.75%) of the increase in the Purchase Commitment on the second anniversary of the Agreement.

4.

Except as set forth above, all of the remaining terms, provisions and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date first above written.

PURCHASER:

THERMO CREDIT, LLC

By: /s/ Jack V. Eumont, Jr.

Name:  Jack V. Eumont, Jr.

Title:   Executive Vice President

SELLER:

CORDIA CORPORATION

By: /s/ Kevin Griffo

Name: Kevin Griffo

Title: President